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Exhibit 21.1

SIZMEK INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation
Unicast EMEA, Ltd.	United Kingdom
Unicast Germany GmbH	Germany
MediaMind Technologies Inc.	United States
MediaMind Technologies Ltd.	Israel
MediaMind Technologies Mexico SA DE CV.	Mexico
MediaMind Technologies K.K.	Japan
MediaMind Technologies Ltd.	United Kingdom
MediaMind Propaganda Digital Do Brazil LTDA	Brazil
MediaMind Technologies Hong Kong Limited.	Hong Kong
MediaMind Technologies (Shanghai) Ltd.	P.R. China
MediaMind Technologies (Taiwan) Limited.	Taiwan
MediaMind Technologies S.R.L.	Argentina
MediaMind Technologies Philippines, Inc.	Philippines
MediaMind SARL	France
MediaMind Technologies Pty. Ltd	Australia
MediaMind Technologies GmbH.	Germany
MediaMind Spain SL.	Spain
Viewpoint Japan Co. Ltd	Japan
EyeWonder, LLC.	United States
EyeWonder Australia Pty Ltd.	Australia
EyeWonder Europe GmbH	Switzerland
Richer Media Ltd.	Ireland
EyeWonder Benelux BV.	The Netherlands
EyeWonder Spain SL	Spain
EyeWonder GmbH	Germany
Chors GmbH.	Germany
Peer39, Inc.	United States
Peer39 (Israel), Ltd.	Israel

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  Exhibit 21.1
SIZMEK INC. AND SUBSIDIARIES